This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated December 16, 1998 and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction the securities laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of

                          The Petersen Companies, Inc.
                                       at

                              $34.00 Net Per Share
                                       by

                             EMAP Acquisition Corp.
                          a wholly owned subsidiary of

                                    EMAP plc

      EMAP Acquisition Corp., a Delaware corporation (the "Purchaser"), and a wholly owned subsidiary of EMAP plc, an English public limited company ("Parent"), is offering to purchase all outstanding shares of Class A Common Stock, par value $0.01 per share (the "Class A Shares"), and all outstanding shares of Class B Common Stock, par value $0.01 per share (the "Class B Shares" and, together with the Class A Shares, the "Shares"), of The Petersen Companies, Inc., a Delaware corporation (the "Company"), at a price of $34.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 16, 1998, and in the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer").

--------------------------------------------------------------------------------
   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JANUARY 14, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

      THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS: (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD CONSTITUTE (x) A MAJORITY OF ALL OUTSTANDING CLASS A SHARES AND (y) A MAJORITY OF ALL OUTSTANDING SHARES, IN EACH CASE, ON A FULLY DILUTED BASIS (WITHOUT GIVING EFFECT TO THE CONVERSION OF CLASS B SHARES INTO CLASS A SHARES) ON THE DATE OF PURCHASE; (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED; AND (3) THE OFFER HAVING RECEIVED THE APPROVAL OF THE SHAREHOLDERS OF PARENT AT AN EXTRAORDINARY GENERAL MEETING.

      The Offer is being made pursuant to an Agreement and Plan of Merger dated as of December 15, 1998 (the "Merger Agreement"), among the Purchaser, Parent and the Company which provides that, following the consummation of the Offer and subject to the terms and conditions of the Merger Agreement, the Purchaser will be merged with and into the Company (the "Merger"). On the effective date of the Merger, each outstanding Share (other than Shares that are owned by the Company, any subsidiary of the Company, Parent, the Purchaser or any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $34.00 in cash, without interest.

      THE BOARD OF DIRECTORS OF THE COMPANY HAS: (1) UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE STOCKHOLDER AGREEMENT (AS DEFINED BELOW) AND THE TRANSACTIONS CONTEMPLATED THEREBY; (2) UNANIMOUSLY RECOMMENDED THAT THE HOLDERS OF SHARES ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT; (3) UNANIMOUSLY DETERMINED THAT EACH OF THE MERGER AGREEMENT, THE OFFER AND THE MERGER IS FAIR TO THE STOCKHOLDERS OF THE COMPANY; (4) UNANIMOUSLY DETERMINED THAT THE CONSIDERATION TO BE PAID FOR EACH SHARE IN THE OFFER AND THE MERGER IS FAIR TO THE STOCKHOLDERS OF THE COMPANY; (5) UNANIMOUSLY DECLARED THAT THE MERGER AGREEMENT IS ADVISABLE; AND
(6) UNANIMOUSLY CONSENTED TO THE OFFER.

      The Purchaser and Parent have also entered into a Stockholder Agreement dated as of December 15, 1998 (the "Stockholder Agreement") with certain holders of Shares. Under the Stockholder Agreement, such holders have agreed to accept the Offer and tender all of their Shares at a price of $34.00 net per share. In addition, such holders have granted to certain individuals designated by Parent an irrevocable proxy with respect to the Shares subject to the Stockholder Agreement to Parent to vote such Shares in favor of the Merger.

      Except as otherwise provided below, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to 12:00 midnight, New York City time, on Thursday, January 14, 1999 (or, if the Purchaser shall have extended the period of time for which the Offer is open, the latest time and date at which the Offer, as so extended by the Purchaser, shall expire) and, unless theretofore accepted for payment as provided herein, may also be withdrawn after Saturday, February 13, 1999. To be effective, a written notice of withdrawal must be timely received by the Depositary, at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having deposited the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 2 of the Offer to Purchase) except, with respect to signature guarantees, in the case of Shares tendered by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in
Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase) to be credited with the withdrawn Shares.

      For purposes of the Offer, the Purchaser will be deemed to have accepted for payment and thereby purchased tendered Shares as, if and when the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares.

      The Purchaser reserves the right, subject to the terms and conditions contained in the Merger Agreement, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. The Purchaser shall not have any obligation to pay interest on the purchase price for tendered Shares in the event the Purchaser exercises its right to extend the period of time during which the Offer is open. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

      The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

      THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, WHICH ARE BEING MAILED TO STOCKHOLDERS OF RECORD, CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

      Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Dealer Manager and the Information Agent for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                                [GRAPHIC OMITTED]
                                Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 440-9800
                    ALL OTHERS CALL TOLL-FREE: (800) 223-2064


                      The Dealer Manager for the Offer is:

                               SCHRODER & CO. INC.
                                Equitable Center
                               787 Seventh Avenue
                            New York, New York 10019
                                 (212) 492-6000
                            TOLL-FREE: (800) 635-3044


December 16, 1998